Exhibit 10.21

[Date]

Dear:
The purpose of this letter is to confirm that your employment with Progress Software Corporation (the “Company”) will terminate on [__________] (the “Termination Date”).

1.	Employment Termination Benefits
Upon the Termination Date, you will be entitled to the following, subject to the terms and conditions of this letter:

(a)
Salary: The Company will issue a payment to you on the Termination Date equal to the total amount of your outstanding wages accrued through such date, less applicable deductions and withholdings, in accordance with the Company’s regular payroll practices.

(b)
Medical and Dental Benefits: Immediately following the Termination Date, you will have the right to continue your medical and dental coverage by electing COBRA in accordance with and subject to the provisions set forth in the enclosed Benefits Information Attachment. A separate package detailing COBRA will be mailed to your home shortly after your Termination Date. Your eligibility for COBRA is not contingent on your satisfaction or compliance with the conditions set forth below. It is important to highlight that, as described in the attached Benefits Information Attachment, you must complete the COBRA application you will receive from Aetna to continue your medical and dental coverage beyond your Termination Date.

(c)	Outplacement. You will be entitled to seek outplacement services, at the Company’s expense, from CareerArc.

(d)
Expense Reimbursement: The Company will reimburse you for all actual reasonable and customary business expenses incurred by you (in the furtherance of Company business) on or prior to the Termination Date in accordance with the Company's regular expense reimbursement policies. In order to qualify for reimbursement, reimbursement requests for all such expenses must be submitted by [30 days after Termination Date].

(e)
Other Benefits: Except as otherwise expressly stated in this letter or the enclosed Benefits Information Attachment, all of your benefits as an employee of the Company will terminate as of the Termination Date. You will be provided with more detailed information concerning your conversion options with respect to certain benefits under separate cover.

2.	Severance Benefits
In addition to the benefits provided in Paragraph 2 of this letter, provided that you execute the Separation Agreement and Release in the form attached hereto as Exhibit A (the “SAR”), and return it to me within five (5) business days of the Termination Date, then, in consideration for such execution and the rights and obligations included in the SAR, the Company will provide the following additional payments and benefits:

(a)
Salary Continuation. For a period of twelve (12) months after the Termination Date (the “Severance Period”), the Company will continue to pay you at the rate of pay equivalent to your annual Target Compensation (which shall mean $[_________]) in accordance with the Company’s normal payroll practices and procedures and subject to all applicable deductions and withholdings even if you obtain a position as an employee or consultant and/or commence working as an employee or consultant during the Severance Period. Such payment shall commence on the first payroll date after the Termination Date. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. No service will be required of you during the Salary Continuation Period. No vacation or floating holidays will accrue during the Salary Continuation Period.

(b)
Medical and Dental Benefits. If you elect COBRA coverage (as explained in the Benefits Information Attachment), the Company will pay the COBRA premiums (less the amount you would have otherwise been required to contribute for your health benefits if you had continued on the Company’s medical and dental plans with your current coverage elections) until the earlier of (i) twelve months after the Termination Date, or (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. Although your eligibility for COBRA (as described in the Benefits Information Attachment) is not contingent on your execution of the SAR, the Company’s obligation to pay the COBRA premiums in accordance with this paragraph is contingent upon your execution of the SAR.

(c)
FY Bonus. You will remain eligible to receive a pro-rata portion (based on the number of days employed with the Company during FY) of your bonus for the fiscal year ended November 30, ____ pursuant to the Company’s Corporate Bonus Plan (the “Bonus Program”), such payment, if any, to be made at the attainment level applicable to other members of the Chief Executive Officer Staff otherwise in accordance with the terms of, and at the time provided in, the Bonus Program.

(d)
Company Equity. All restricted stock units and stock options held by you which were granted prior to the Termination Date under the Company’s stock option plans which would otherwise become fully vested, nonforfeitable and not subject to any restrictions during the one year period following the Termination Date shall instead become fully vested, nonforfeitable and not subject to any restrictions as of the Termination Date. For the avoidance of doubt, the attached Personnel Grant Status Report lists all RSUs and stock options that were vested by the passage of time through the Termination Date plus those that will be accelerated and vested by operation of this subparagraph. No other RSUs, stock options and Performance Share Units, including without limitation, PSUs issued to you relating to FY performance or under the Company’s Long Term Incentive Plan, shall vest or be accelerated as a result of this subparagraph. Unvested RSUs and stock options that do not vest as a result of this subparagraph and PSUs, including those PSUs relating to FY performance and under the Company’s Long Term Incentive Plan, will be cancelled on the Termination Date. Vested options must be exercised within ninety (90) days of the Separation Date; provided, that if you are subject to a trading blackout during such 90 days then you may exercise your vested options until the later of (i) the expiration of such 90 days, or (ii) ten (10) days after the end of the blackout period, whenever occurring, even if such blackout period continues beyond the ninety (90) day period; provided, that, in no event shall any vested option extend beyond the expiration date of such option. Vested but unexercised options will be cancelled on the date that is ninety (90) days following the Termination Date, except as provided in the prior sentence.

Nothing in this letter will serve to amend or modify the terms of your Employee Proprietary Information and Confidentiality Agreement.

Except as otherwise expressly stated in this letter or in the SAR, this document, together with its enclosures, supersedes and replaces any prior understandings or agreements, whether oral, written or implied between you and the Company regarding the matters described in this letter. It also represents the entire consideration being offered to you in connection with the cessation of your employment with the Company.

The terms set forth in this letter, the SAR and the enclosed Benefits Information Attachment, to the extent applicable, represent the entire consideration being offered to you in connection with the termination of your employment with the Company.
Please acknowledge your acceptance of these terms by signing in the space below.

Sincerely,

ACKNOWLEDGED AND AGREED TO:

Date